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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

For Further Information Contact:      Donald V. Rhodes
                                      Chairman, President and CEO
                                      360/943-1500

                        HERITAGE FINANCIAL CORPORATION
                          ANNOUNCES SHARE REPURCHASE


Olympia, Washington -- April 26, 1999 -- The Board of Directors of Heritage Financial Corporation (Nasdaq symbol: HFWA) today authorized the purchase of up to 100,000 of its outstanding shares of common stock in the open market or in privately negotiated transactions at times deemed appropriate. Heritage's Chairman, President and Chief Executive Officer, Donald V. Rhodes, stated, "Our Board believes that Heritage's ability to repurchase its stock will help enhance the value of Heritage's stock for its shareholders and be a good use of Heritage's capital."

Heritage intends to make all repurchases in compliance with applicable securities and other laws. As previously announced, Heritage recently consummated the acquisition of Washington Independent Bancshares, Inc. and its wholly-owned subsidiary, Central Valley Bank, Toppenish, Washington. The repurchase of up to 100,000 shares generally represents the maximum number of shares that may be repurchased while preserving pooling of interests accounting treatment for that transaction, which closed effective March 5, 1999. The addition of Central Valley Bank as a separate subsidiary of Heritage increased Heritage's consolidated assets to about $461 million. As a result of the acquisition, Heritage, through its two subsidiaries, Heritage Bank and Central Valley Bank, has 17 full-service banking offices in Thurston, Pierce and Mason Counties in Western Washington and Yakima County in Central Washington.